EXHIBIT  2.1

                                MERGER AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

     This MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of January 9, 2002, is entered into by and among RAE Systems Inc., a California corporation ("RAE Systems"), Nettaxi.com, a Nevada corporation ("Nettaxi") and RAES Acquisition Corporation, a California corporation ("RSAC").

                                    RECITALS

     A. Nettaxi is in the business of providing Internet services, including a search engine, Web hosting services and an Internet portal and RSAC is a wholly-owned subsidiary of Nettaxi.

     B. RAE Systems is in the business of developing gas detection monitors and tubes.

     C. Nettaxi desires to acquire ownership of RAE Systems by causing RAE Systems to merge with RSAC under the terms and conditions set forth below.

     D. For United States federal income tax purposes, the merger is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, and in reliance upon the representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.   MERGER  OF  RAE  SYSTEMS  WITH  RSAC

     1.1 DELAWARE REINCORPORATION AND REVERSE STOCK SPLIT: On or before the Closing Date (as defined herein), Nettaxi shall be merged with and into a Delaware corporation, with the Delaware corporation as the surviving corporation, and which Delaware corporation shall have a certificate of incorporation and bylaws in the forms attached hereto as Exhibit A and Exhibit
                                                         ---------     -------
B, respectively. Prior to the Effective Time (as defined herein), Nettaxi shall undergo a reverse stock split such that each five and sixty-seven one hundredths (5.67) shares of Common Stock of Nettaxi is reverse-split into one (1) share of Common Stock of Nettaxi.

     1.2 MERGER AND SURVIVAL OF RAE SYSTEMS: In the manner and subject to the terms and conditions set forth herein, RAE Systems shall be merged with and into RSAC (the "Merger") in accordance with the provisions of, and with the effect provided in the Delaware General Corporation Law and California General Corporation Law (the "CGCL"). RAE Systems shall be the surviving corporation


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after the Merger with RSAC and shall continue to exist as a wholly-owned subsidiary of Nettaxi, created and governed by the laws of the State of California.

     1.3 EFFECTIVE TIME: If all of the conditions precedent to the obligations of each of the parties hereto as hereinafter set forth shall have been satisfied or shall have been waived, the Merger shall become effective (the time of such effectiveness is referred to herein as the "Effective Time") upon the filing of an agreement of merger, in the form set forth as Exhibit C hereto
                                                               ---------
(the "Agreement of Merger"), with the Secretary of State of California. This shall take place on the Closing Date (as defined herein).

     1.4     CONSIDERATION  FOR  THE  MERGER.

          (a) SHARES OF THE CONSTITUENT AND SURVIVING CORPORATIONS: At the Effective Time, each share of RAE Systems Common Stock and each share of RAE Systems Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as hereinafter defined)) shall, by virtue of the Merger and without any action on the part of Nettaxi, RAE Systems or RSAC or any holder thereof, be converted into and be exchangeable for the right to receive that number of fully paid and non-assessable shares of Nettaxi Common Stock ("Nettaxi Merger Stock") equal to the Exchange Ratio.

For purposes of this Agreement, the "Exchange Ratio" shall be determined in accordance with the following formula:

    E =     VPS (RAE)
            ------------
            VPS (Nettaxi)

where E =           the Exchange Ratio

    VPS (RAE) =     1.48113

    VPS (Nettaxi) = (NV+100,000+T)/7,605,747

    NV = Nettaxi's net cash plus cash equivalents minus (i) an amount equal to all payables and other fixed obligations (excluding the four (4) liabilities described in Nettaxi Disclosure
                    Schedule 4.24) and (ii) an appropriate reserve for payables and any other contingencies (including a reasonable reserve to be mutually agreed upon for the two (2) litigation matters described in Section 2.2(c)) (collectively, "Net Cash"), each calculated as of the Effective Time; provided, however, that if such amount is greater than $7,500,000, NV shall nonetheless equal $7,500,000.

    T = The dollar amount, if any, by which the tax reserve relating to transactions involving RAE System's foreign subsidiaries in the audited financial statements of RAE Systems exceeds


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                    $2,000,000 for taxes payable relative to foreign income for the years 1998 through 2001.

     For illustrative purposes only, if NV was $7,500,000 and T was 0 at the Effective Time,

     E =  VPS (RAE)
          ------------
          VPS (Nettaxi)

     =           1.48113
          ----------------------------
          (7,500,000 + 100,000+0)/7,605,747

     =    1.48225

          and whereby there would be 43,091,835 shares of Nettaxi common stock outstanding immediately after the Effective Time, with

          7,605,747 shares of Nettaxi common stock, constituting 17.65% of the outstanding shares of Nettaxi common stock at the Effective Time, being held by the Nettaxi shareholders that were Nettaxi shareholders immediately prior to the Effective Time;

          34,526,088 shares of Nettaxi common stock, constituting 80.12% of the outstanding shares of Nettaxi common stock at the Effective Time, being held by shareholders of RAE Systems immediately prior to the Effective Time ("RAE Systems Ownership"); and

          960,000 shares of Nettaxi common stock, constituting 2.23% of the outstanding shares of Nettaxi common stock at the Effective Time, being held by BayTree Capital Associates ("Baytree") ("Baytree Ownership").

Notwithstanding the foregoing, if RAE Systems or Nettaxi shall issue any shares of its capital stock between the date hereof and the Effective Time (other than shares of RAE Systems common stock issued with respect to the conversion of its preferred stock), the Exchange Ratio shall be adjusted such that the Nettaxi Ownership, the RAE Systems Ownership and the Baytree Ownership are 17.65%, 80.12% and 2.23%, as adjusted appropriately if NV is less than $7,500,000.

Subject to Section 1.6 hereof, all of such shares of RAE Systems Common Stock or Preferred Stock, when so converted, shall otherwise no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive Nettaxi Merger Stock as set forth above and any cash in lieu of fractional shares of RAE Common Stock or Preferred Stock if required to be issued or paid in consideration therefor upon


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the surrender of such certificate in accordance with Section 1.4(e) hereof and pursuant to Section 407 of the CGCL.

          (b) OPTIONS OF THE CONSTITUENT AND SURVIVING CORPORATIONS: At the Effective Time, each option to purchase RAE Systems Common Stock ("RAE Systems Option"), whether vested or unvested, will be assumed by Nettaxi. Each such option so assumed by Nettaxi under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the RAE Systems Inc. 1993 Stock Plan (the "RAE Systems Stock Plan") and any other document governing such option immediately prior to the Effective Time, except that (a) such option will be exercisable for that number of whole shares of Nettaxi Common Stock equal to the product of the number of shares of RAE Systems Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Nettaxi Common Stock, (b) the per share exercise price for the shares of Nettaxi Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of RAE Systems Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole tenth of a cent and (c) any restriction on the exercisability of such RAE System Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such RAE System Option shall remain unchanged. Consistent with the terms of the RAE Systems Stock Plan and the documents governing the outstanding options, the Merger will not terminate any of the outstanding options under the RAE Systems Stock Plan or accelerate the exercisability or vesting of such options or the shares of Nettaxi Common Stock which will be subject to those options upon Nettaxi's assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Nettaxi following the Effective Time will remain incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time, and the parties hereto shall use their commercially reasonable efforts to carry out such intention.

          (c)     NO FRACTIONAL SHARES OR OPTIONS: Unless otherwise required by
Section 407 of the CGCL, no fractional shares of Nettaxi Common Stock shall be issued in connection with the Merger, and no certificate or scrip for any such fractional shares shall be issued.

          (d)     NO LIABILITY: Notwithstanding anything to the contrary in this
Section 1.4, none of the parties hereto nor any exchange agent with respect to the Nettaxi Merger Stock shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES: No dividends or other distributions with respect to Nettaxi Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate with respect to the shares of RAE Common Stock represented thereby until the holder of record of such certificate shall surrender such certificate. Subject to applicable law, following surrender of any such certificate, there


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shall be paid to the record holder of the certificates representing whole shares of Nettaxi Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.4(e)) with respect to such shares of Nettaxi Common Stock.

     1.5 EFFECT OF MERGER: As of the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL, and each of the following shall occur:

          (a) The separate existence and corporate organization of RSAC shall cease and RAE Systems as the corporation surviving the Merger with RSAC (the "Surviving Corporation"), shall possess the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of, the constituent corporations in the manner specified in the CGCL.

          (b) Except as otherwise agreed by the parties, the Certificate of Incorporation of Nettaxi, as in effect immediately prior to the Effective Time, shall continue in effect without change or amendment, except that Article I of the Certificate of Incorporation of Nettaxi shall be amended to state that the name of the corporation is RAE Systems Inc.

          (c) The By-laws of Nettaxi and RAE Systems, as in effect immediately prior to the Effective Time, shall continue in effect without change or amendment.

          (d) The directors and officers of the RAE Systems immediately after the Closing Date shall be the respective individuals who are directors and
officers of RAE Systems immediately prior to the Effective Time.   The current
officers and directors of Nettaxi shall resign and the officers and directors of RAE Systems shall assume the officer and director positions in Nettaxi.

     1.6 DISSENTING SHARES: Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of RAE Systems that, as of the Effective Time, are or may become "dissenting shares" under the CGCL ("Dissenting Shares"), shall not be converted into or represent the right to receive Nettaxi Merger Stock in accordance with this Agreement, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under the CGCL law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Nettaxi Common Stock in accordance with this Agreement.


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
     1.7 FURTHER ACTION: If, at any time after the Effective Time, any further action is determined by Nettaxi to be necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Nettaxi shall be fully authorized (in the name of RAE Systems) to take such action.

2. CONDUCT OF BUSINESS PENDING CLOSING; SHAREHOLDER APPROVAL. RAE Systems, Nettaxi and RSAC covenant that between the date hereof and the Closing Date (as hereinafter defined):

     2.1 ACCESS/DUE DILIGENCE: Each party shall afford the others and their respective legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing Date,
(a) to all of the books, contracts and records of such party and shall furnish the other party during such period with all information concerning such party that the other parties may reasonably request and (b) to its business premises and properties in order to conduct inspections at the requesting party's expense.

     2.2 CONDUCT OF BUSINESS: During the period from the date hereof to the Closing Date, the business of RAE Systems shall be operated by RAE Systems in the usual and ordinary course of such business and in material compliance with the terms of this Agreement. Without limiting the generality of the foregoing:

          (a) RAE Systems shall use its commercially reasonable efforts, consistent with past practice and policy, to: (i) keep available the services of the present employees and agents of RAE Systems; (ii) complete or maintain all existing material arrangements including but not limited to filings, licenses, affiliate arrangements, leases and other arrangements referred to in Sections 3.6(a) and 3.6(b) in full force and effect in accordance with their existing terms; (iii) maintain the integrity of all confidential information of RAE Systems; (iv) comply in all material respects with all applicable laws; and (v) preserve the goodwill of RAE Systems' business and contractual relationships with, suppliers, customers and others having business relations with RAE Systems; and

          (b) Neither Nettaxi nor RAE Systems shall: (i) sell or transfer any of its assets or property; (ii) shall make any distribution, whether by dividend or otherwise, to any of its shareholders or employees except for compensation to employees and payments to associated companies for goods and services, in the usual and ordinary course of business; (iii) declare any dividend or other distribution; (iv) redeem or otherwise acquire any shares of its capital stock or other securities; (v) incur any material debt or other obligation; or (vi) agree to do any of the foregoing.

          (c) Notwithstanding the provisions of Section 2.2(b) above, immediately prior to the Closing, except for that certain shareholder litigation Lahey v. Nettaxi et. al, case no. SACV 01-459 AHS, US Dist Ct, Central District, (which Nettaxi's directors and officers insurance policy is covering) and that certain litigation Envision Media, Inc. v. Nettaxi et. al, case no. CV 14 1408 Superior Court of California, Santa Cruz County, Nettaxi will be a clean public


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shell with no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than the foregoing litigation or liabilities reducing Net Cash, and prior to the Closing of the Merger, all business, assets (other than cash and cash equivalents), and material liabilities would be transferred out of Nettaxi or satisfied to the commercially reasonable satisfaction of RAE Systems. Such transfer or satisfaction of material liabilities includes, but is not limited to, the termination of the agreements, plans, programs and arrangements listed on
Schedule 2.2(c).

     2.3 EXCLUSIVITY: During the period from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, each party agrees that without the other's prior written consent, it shall not and it shall not allow anyone acting on their behalf to, (A) directly or indirectly merge or consolidate with another entity or engage in a sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer, but excluding sales pursuant to any exercise of outstanding stock options) or similar transaction other than the transactions contemplated or expressly permitted by this Agreement and (B) solicit, entertain or encourage inquiries or proposals, or enter into, pursue, continue or carry on any discussions or negotiations, with respect to any transaction of the types referred to in clause (A) above with any person or entity. Each party signing this Agreement will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any such transaction. Notwithstanding the foregoing, if an offer unsolicited by a party hereto ("Recipient"), their investment bankers or their representatives, agents or others is received prior to the Effective Time, consistent with the fiduciary obligation that Recipient may then owe to its shareholders, but only to the extent required by applicable law, such offer may be communicated to the Board of Directors of Recipient and approved by the Board consistent with their fiduciary duty, provided, however, that Recipient will not, except as required by applicable law, provide information to such offeror; and provided, however, that should the foregoing occur and the Merger is not consummated, Recipient shall reimburse the other party (RAE Systems or Nettaxi, as the case may be) in an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000). Recipient will promptly (within 24 hours of receipt of any proposal or request for non-public information in connection with a potential proposal) advise such other party of the identity of such offeror, communicate to it the terms of any proposal which it may receive and deliver to it a copy of any such offer or request in writing.

     2.4 FILING OF CURRENT REPORTS ON FORM 8-K: Promptly after execution of this Agreement, Nettaxi shall file a Current Report on Form 8-K with the Commission to report the proposed Merger and the terms thereof.

     2.5     VOTING AGREEMENTS:  The shareholders of Nettaxi identified in
Schedule 2.5 hereto shall execute agreements in the form of Exhibit D-1 hereto
------------                                                -----------
to vote their shares of Nettaxi stock at any meeting of the shareholders of Nettaxi, at which this Agreement is placed before the shareholders for approval, in favor of the Agreement and in favor of the consummation of the Merger.


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     2.6     VOTING AGREEMENTS:  The shareholders of RAE Systems identified in
Schedule 2.6 hereto shall execute agreements in the form of Exhibit D-2 hereto
------------                                                -----------
to vote their shares of RAE Systems stock at any meeting of the shareholders of RAE Systems, at which this Agreement is placed before the shareholders for approval, in favor of the Agreement and in favor of the consummation of the Merger.

3. REPRESENTATIONS AND WARRANTIES OF RAE SYSTEMS. Except as set forth in the RAE Systems Disclosure Schedule, RAE Systems represents and warrants, as of the date hereof and as of the Closing, to Nettaxi and RSCA as follows, with the knowledge and understanding that Nettaxi and RSCA are relying materially upon such representations and warranties (The term "Knowledge" as used in this Agreement with respect to a party's awareness of the presence or absence of a fact, event or condition shall mean (a) actual knowledge, or (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs):

     3.1 ORGANIZATION AND STANDING: RAE Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of California. RAE Systems has all requisite corporate power to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law except where the failure to qualify (individually or in the aggregate) will not have any material adverse effect on the business or prospects of RAE Systems. The copies of the Articles of Incorporation, By-laws and minute books of RAE Systems, as amended to date and delivered to Nettaxi, are true and complete copies of these documents as now in effect. The minute books of RAE Systems are accurate in all material respects.

     3.2     CAPITALIZATION:

          (a) RAE Systems is authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share, of which 16,492,960 are issued and outstanding, 700,000 shares of Series A Preferred Stock, all of which are issued and outstanding, and 1,000,000 shares of Series B Preferred Stock, all of which are issued and outstanding. The record holders thereof are as set forth in the RAE Systems Disclosure Schedule. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. Other than as set forth in the RAE Systems Disclosure Schedule, there are no subscriptions, warrants, rights or calls or other commitments or agreements to which RAE Systems is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of RAE Systems. Other than as set forth in the RAE Systems Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for Common Stock or any other securities of RAE Systems. The RAE Systems Disclosure Schedule sets forth the following information with respect to each RAE Systems Option outstanding as of the date of this Agreement: (i) the name of the optionee; and (ii) the number of shares of RAE Systems Common Stock subject to such RAE Systems Option. RAE Systems has delivered to Nettaxi accurate and complete copies of all stock option plans pursuant to which the RAE Systems has


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ever granted stock options.  There are no outstanding warrants to purchase RAE
Systems Common Stock and, except as set forth in this Section 3.2(a), there are no other securities convertible or exchangeable into RAE Common Stock or other securities.

          (b) All outstanding shares of RAE Systems Common Stock and all outstanding RAE Systems Options and other securities have been issued and granted in compliance with (i) all applicable securities laws and other applicable legal requirements, and (ii) all material requirements set forth in applicable Contracts (as hereinafter defined).

     3.3 SUBSIDIARIES: RAE Systems owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

     3.4 AUTHORITY: RAE Systems has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of RAE Systems subject to the approval of the Merger by RAE Systems' shareholders. The Board of Directors of RAE Systems has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the shareholders of RAE Systems, and is on terms that are fair to such shareholders (iii) recommended that the shareholders of RAE Systems approve this Agreement and the Merger. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by RAE Systems in accordance herewith, the valid and binding obligations of RAE Systems, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

     3.5 ASSETS: RAE Systems has good and marketable title to or licenses to all of the assets and properties, which it purports to own as reflected on the most recent balance sheet comprising a portion of the RAE Systems Financial Statements (as hereinafter defined), or thereafter acquired, or are otherwise useful in the business of RAE Systems. No material portion of the assets of RAE Systems is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to its Knowledge, has any such condemnation, expropriation or taking been proposed. None of the material assets of RAE Systems is subject to any restriction that would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

     3.6     CONTRACTS  AND  OTHER  COMMITMENTS:

          (a)     Schedule 3.6 of the RAE Systems Disclosure Schedule consists
                  ------------
of a true and complete list of all material contracts, agreements, commitments and other instruments (whether oral or written) ("Contracts") to which RAE Systems is a party that involve a receipt or an expenditure by RAE Systems its


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subsidiaries or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of RAE Systems, which in each case, relates to a contract, agreement, commitment or instrument that requires payments or receipts in excess of $50,000 per year.

          (b)     All of the Contracts described in Schedule 3.6 of the RAE
                                                    ------------
Systems Disclosure Schedule are valid and binding upon RAE Systems and, to its Knowledge, the other parties thereto and are in full force and effect and enforceable, in accordance with their respective terms, and neither RAE Systems, nor to its Knowledge, any other party to any Contract has breached any provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof. To the Knowledge of RAE Systems, no shareholder of RAE Systems has received any payment from any contracting party in connection with or as an inducement for causing RAE Systems to enter into any Contract described on Schedule 3.6.
                                                    ------------

          (c) RAE Systems has delivered or made available to Nettaxi and to Silicon Valley Law Group an accurate and complete copy of each of the Contracts.

     3.7 LITIGATION: There is no claim, action, proceeding, or investigation pending or, to its Knowledge, threatened against or affecting RAE Systems before or by any court, arbitrator or governmental agency or authority which, in its reasonable judgment, could have a material adverse effect on the operations or prospects of RAE Systems. There is no strike or unresolved labor dispute relating to RAE Systems' employees who, in its judgment, could have a material adverse effect on the business or prospects of RAE Systems. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against RAE Systems or asserted against RAE Systems that has not been paid.

     3.8 TAXES: For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, Taxes") shall mean any federal, state, local or foreign income, alternative or add- on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

          (a) RAE Systems has duly filed all Returns required to be filed by it other than Returns (individually and in the aggregate) where the failure to file would have no material adverse effect on the business or prospects of RAE Systems. All such Returns were, when filed, and to the Knowledge of RAE Systems are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. RAE Systems has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.

          (b) RAE Systems is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the


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Knowledge of RAE Systems, no claim for assessment or collection of any Tax related to RAE Systems has been asserted against RAE Systems that has not been paid. There are no Tax liens upon the assets of RAE Systems (other than liens for taxes not yet due and payable).

          (c) Neither RAE Systems nor any of its subsidiaries has taken, agreed to take or will take any action that would reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code.

     3.9 COMPLIANCE WITH LAWS AND REGULATIONS: RAE Systems has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state local and foreign) applicable to it in all jurisdictions where the business of RAE Systems is conducted or to which RAE Systems is subject, including, without limitation, all applicable federal and state securities laws, civil rights and equal opportunity employment laws and regulations, and all federal, antitrust, antimonopoly and fair trade practice laws, except where the failure to comply could not reasonably be expected to have a material adverse effect on RAE Systems. There has been no assertion by any party that RAE Systems is in violation in any material respect of any such laws, rules, regulations, orders, restrictions or requirements with respect to its operations and no notice in that regard has been received by RAE Systems.

     3.10     ENVIRONMENTAL MATTERS:

          (a) Except as to the extent that it has not had, and could not reasonably be expected to have, individually or in the aggregate, a material adverse affect on RAE Systems or its subsidiaries, (i) neither RAE Systems nor its subsidiaries are in violation of any Environmental Law applicable to either of them; (ii) none of the properties currently or formerly owned, leased or operated by RAE Systems or its subsidiaries (including, without limitation, soils and surfaces and ground waters) are contaminated with any Hazardous Substance; (iii) neither RAE Systems nor its subsidiaries are liable for any off-site contamination by Hazardous Substances; (iv) neither RAE Systems nor its subsidiaries are liable for any violation under any Environmental Law (including, without limitation, pending or threatened liens); (v) RAE Systems and its subsidiaries have all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); and (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of governmental entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

          (b) For purposes of this Agreement, "Environmental Law" means any federal, state, local or foreign laws and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances;
(B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment, health, safety or natural resources.

          (c)     For purposes of this Agreement, "Hazardous Substances" means:
(i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

     3.11 NO CONFLICTS: The making and performance of this Agreement will not (i) conflict with or violate the Articles of Incorporation or the By-laws of RAE Systems, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which RAE Systems is a party or by which RAE Systems or any of its businesses, or operations may be bound or affected or
(iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of RAE Systems under, or create any rights of termination, cancellation or acceleration in any person under, any Contract, except in the case of (ii) or
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on RAE Systems.

     3.12 EMPLOYEES: RAE Systems has no employees that are represented by any labor union or collective bargaining unit.

     3.13 FINANCIAL STATEMENTS: The RAE Systems Disclosure Schedule contains an unaudited balance sheet of RAE Systems as of December 31, 2000 and related unaudited income statement of RAE Systems for the year then ended and an unaudited balance sheet dated as of September 30, 2001 and related unaudited income statement of RAE Systems for the period ended at such date (collectively the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position on the dates thereof and results of operations of RAE Systems for the periods indicated, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. There are no assets of RAE Systems, the value of which is materially overstated in said balance sheets.

     3.14 ABSENCE OF CERTAIN CHANGES OR EVENTS: Since September 30, 2001 (the "RAE Balance Sheet Date"), there has not been:

          (a) any material adverse change in the financial condition, properties, assets, liabilities or business of RAE Systems;

          (b) any material damage, destruction or loss of any material properties of RAE Systems, whether or not covered by insurance;

          (c) any material adverse change in the manner in which the business of RAE Systems has been conducted;

          (d) any material adverse change in the treatment and protection of trade secrets or other confidential information of RAE Systems; and

          (e) any occurrence not included in paragraphs (a) through (d) of this Section 3.14 which has resulted, or which RAE Systems has reason to believe, might be expected to result in a material adverse change in the business or prospects of RAE Systems.

     3.15 GOVERNMENT LICENSES, PERMITS, AUTHORIZATIONS: RAE Systems has all material governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted ("Licenses and Permits").

     3.16     EMPLOYEE BENEFIT PLANS:

          (a) The RAE Systems Disclosure Schedule identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement.

          (b) RAE Systems has not maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any similar pension benefit plan under the laws of any foreign jurisdiction.

          (c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other similar payment or obligation to any current or former employee or director of RAE Systems, or result in any acceleration of the time of payment, provision or vesting of any such benefits. Without limiting the generality of the foregoing the consummation of the Merger will not result in the acceleration of vesting of any unvested RAE Systems Options.

     3.17 BUSINESS LOCATIONS: Other than as set forth in the RAE Systems Disclosure Schedule, RAE Systems does not own or lease any material real or personal property in any state or country.

     3.18     INTELLECTUAL PROPERTY: Schedule 3.18 of the RAE Systems Disclosure
                                     -------------
Schedule sets forth a complete and correct list and summary description of all material intellectual property, including computer software, trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefore, applicable to or used in the business of RAE Systems, together with a complete list of all material licenses granted by or to RAE Systems with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents are owned by RAE Systems, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. RAE Systems is not currently in receipt of any notice of any violation or infringements of, and RAE Systems is not knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset. The proprietary assets listed on Schedule 3.18
                                                            -------------
constitute all the proprietary assets necessary to enable RAE Systems to conduct their business in the manner in which such business has been and is being conducted. RAE Systems has not (i) licensed any of the material proprietary assets to any person or entity on an exclusive basis, or (ii) entered into any covenant not to compete or agreement limiting its ability to exploit fully any proprietary asset or to transact business in any market or geographical area or with any person or entity.

     3.19 EXISTING ARRANGEMENTS: RAE Systems has no Knowledge that, either as a result of the actions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any entity having an arrangement with RAE Systems identified in Schedule 3.19 will not
                                                     -------------
continue to conduct business with Nettaxi after the Closing Date in substantially the same manner as it has conducted business with RAE Systems in the past.

     3.20 GOVERNMENTAL APPROVALS: Except as set forth in Section 1.2 as to the filing of the Agreement of Merger, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by RAE Systems with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with RAE Systems' execution, delivery and performance of this Agreement.

     3.21 TRANSACTIONS WITH AFFILIATES: RAE Systems is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from RAE Systems; nor are there any transactions of a continuing nature between RAE Systems and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Effective Time, including, without limitation, use of the assets of RAE Systems for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

     3.22 NO DISTRIBUTIONS: RAE Systems has not made nor has any intention of making any distribution or payment to any of its shareholders in respect of RAE Systems stock.

     3.23 LIABILITIES: RAE Systems has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the RAE Systems Balance Sheet, (ii) Liabilities incurred since the RAE Balance Sheet Date in the ordinary course of the business of RAE Systems, or (iii) Liabilities otherwise disclosed in this Agreement, including the exhibits hereto and the RAE Systems Disclosure Schedule.

     3.24 ACCOUNTS RECEIVABLE: All accounts receivable of RAE Systems reflected on the Balance Sheet are valid receivables subject to no material setoffs or counterclaims and are current and, to the Knowledge of RAE Systems, collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts reflected in the financial statements provided to Nettaxi or in the RAE Systems Disclosure Schedule. To RAE Systems' Knowledge, all accounts receivable reflected in the financial or accounting records of RAE Systems are valid receivables and are collectible subject to no material setoffs or counterclaims.

     3.25 NO OMISSIONS OR UNTRUE STATEMENTS: To the best of its Knowledge, no representation or warranty made by RAE Systems to Nettaxi or RSAC in this Agreement, the RAE Systems Disclosure Schedule or in any certificate of a RAE Systems officer required to be delivered to Nettaxi pursuant to the terms of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

     3.26      INSURANCE: Schedule 3.26 of the RAE Systems Disclosure Schedule
                          -------------
sets forth summaries of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of RAE Systems. Each of such insurance policies is in full force and effect.

4. REPRESENTATIONS AND WARRANTIES OF NETTAXI AND RSAC. Except as set forth in the Nettaxi Disclosure Schedule, Nettaxi, Nettaxi Online Communities, Inc. ("Nettaxi Online") and RSAC represent and warrant to RAE Systems as follows, as of the date hereof, and as of the Closing Date:

     4.1 ORGANIZATION AND STANDING OF NETTAXI: Nettaxi is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of Nettaxi. The copies of the Articles of Incorporation, By-laws and minutes of Nettaxi, as amended to date, and delivered to RAE Systems, are true and complete copies of those documents as now in effect. The minute books of Nettaxi are accurate in all material respects

     4.2 ORGANIZATION AND STANDING OF SUBSIDIARIES: Nettaxi Online and RSAC are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and California, respectively, and have the corporate power to carry on their business as now conducted and to own their assets and are duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a material adverse effect on the business or prospects of either Nettaxi Online or RSAC. The copies of the Certificate of Incorporation, By-laws and minutes of Nettaxi Online and the Articles of Incorporation, By-laws and minutes of RSAC, as amended to date, and delivered to RAE Systems, are true and complete copies of those documents as now in effect. Since its incorporation, RSAC has not conducted and currently is not conducting any business. The minute books of Nettaxi Online and RSAC are accurate in all material respects

     4.3 SUBSIDIARIES: Other than RSAC and Nettaxi Online, Nettaxi owns no subsidiaries nor does it own or have an interest in any other corporation, partnership, joint venture or other entity.

     4.4     CAPITALIZATION OF NETTAXI:

          (a) The authorized capital stock of Nettaxi consists of 200,000,000 shares of Common Stock, par value $.001 and 1,000,000 shares of Preferred Stock, par value $.001. As of the date hereof, 43,124,586 shares of Common Stock and no shares of Preferred stock were issued and outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. The Nettaxi Merger Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. Other than as set forth in the Nettaxi Disclosure Schedule, there are no subscriptions, warrants, rights or calls or other commitments or agreements to which Nettaxi is a party or by which it is bound, calling for any issuance, transfer, sale or other disposition of any class of securities of Nettaxi, and there are no obligations with respect to the registration of outstanding securities or otherwise. Other than as set forth in the Nettaxi Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for Common Stock or any other securities of Nettaxi. The Nettaxi Disclosure Schedule sets forth the following information with respect to each option to purchase Nettaxi common stock ("Nettaxi Option") outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Nettaxi Option was granted; (ii) the name of the optionee; (iii) the number of shares of Nettaxi Common Stock subject to such Nettaxi Option; (iv) the exercise price of such Nettaxi Option;
(v) the date on which such Nettaxi Option was granted; and (vi) the applicable vesting schedules (which applicable vesting schedule may be provided by means of a general description of the vesting schedules applicable to outstanding Nettaxi

Options). Nettaxi has delivered to RAE Systems accurate and complete copies of all stock option plans pursuant to which the Nettaxi has ever granted stock options. Nettaxi has delivered to RAE Systems accurate and complete copies of the all outstanding warrants to purchase Nettaxi Common Stock or other securities (the "Nettaxi Warrants"). The exercise price of each Nettaxi Warrant is set forth in the Nettaxi Disclosure Schedule.

          (b) All outstanding shares of Nettaxi Common Stock, Nettaxi Options, Nettaxi Warrants or other shares of Nettaxi capital stock or securities convertible or exchangeable therefore have been issued and granted in compliance with (i) all applicable securities laws and other applicable legal requirements, and (ii) all material requirements set forth in applicable Contracts.

     4.5 CAPITALIZATION SUBSIDIARIES: The authorized capital stock of Nettaxi Online consists of 6,000,000 shares of Common Stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date hereof, 4,731,590 shares of Common Stock were issued and outstanding, all of which are issued to Nettaxi, and no shares of preferred stock were issued or outstanding. Such outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of Nettaxi Online or obligating Nettaxi Online to issue or sell an aggregate number of shares of Common Stock. The authorized capital stock of RSAC consists of 1,000,000 shares of Common Stock, par value $.001. As of the date hereof, one hundred (100) shares of Common Stock were issued and outstanding, all of which are issued to Nettaxi. Such outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. As of the date hereof, there were no outstanding options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of RSAC or obligating RSAC to issue or sell an aggregate number of shares of Common Stock.

     4.6 AUTHORITY: Each of Nettaxi and RSAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Nettaxi and RSAC subject to the approval of the Merger by Nettaxi's and RSAC's shareholders. The Board of Directors of Nettaxi and RSAC have unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger, subject to the terms of this Agreement, is in the best interests of the shareholders of Nettaxi and RSAC, respectively, and is on terms that are fair to such shareholders (iii) recommended that the shareholders of Nettaxi and RSAC approve this Agreement and the Merger. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by each of Nettaxi and RSAC in accordance herewith, the valid and binding obligations of Nettaxi and RSAC, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

     4.7 ASSETS: Nettaxi, Nettaxi Online and RSAC have good and marketable title to all of the respective party's assets and properties which it purports to own as reflected on the balance sheet included in the Nettaxi Financial Statements (as hereinafter defined), or thereafter acquired. No material portion of the assets of Nettaxi or Nettaxi Online is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to its Knowledge, has any such condemnation, expropriation or taking been proposed. None of the material assets of Nettaxi or Nettaxi Online is subject to any restriction that would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

     4.8     CONTRACTS  AND  OTHER  COMMITMENTS:

          (a)     Schedule 4.8 of the Nettaxi Disclosure Schedule consists of a
                  ------------
true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written) to which Nettaxi or Nettaxi Online is a party ("Nettaxi Contracts") that (i) involve a receipt or an expenditure by Nettaxi or its subsidiaries or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of Nettaxi or its subsidiaries, or (ii) involves an obligation for the performance of services or delivery of goods by Nettaxi or its subsidiaries.

          (b)     All of the Nettaxi Contracts described in Schedule 4.8 of the
                                                            ------------
Nettaxi Disclosure Schedule are valid and binding upon Nettaxi or Nettaxi Online, as applicable, and, to its Knowledge, the other parties thereto and are in full force and effect and enforceable, in accordance with their respective terms, and neither Nettaxi or Nettaxi Online, nor to their Knowledge, any other party to any Nettaxi Contract has breached any provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof.

          (c) Nettaxi has delivered or made available to RAE Systems and to Gray Cary Ware & Freidenrich LLP an accurate and complete copy of each Nettaxi Contract.

     4.9 LITIGATION: There is no material claim, action, proceeding, or investigation pending or, to their Knowledge, threatened against or affecting Nettaxi, Nettaxi Online or RSAC before or by any court, arbitrator or governmental agency or authority. There are no material decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against Nettaxi, Nettaxi Online or RSAC.

     4.10 TAXES: Nettaxi and Nettaxi Online have duly filed all Returns required to be filed by them other than Returns which the failure to file would have no material adverse effect on the business of Nettaxi or Nettaxi Online. All such Returns were, when filed, and to Nettaxi's Knowledge are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. Nettaxi has paid or will pay in full prior to the Effective Time, or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date. Neither Nettaxi nor Nettaxi

Online is a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the Knowledge of Nettaxi, no claim for assessment or collection of any Tax has been asserted against Nettaxi that have not been paid. There are no Tax liens upon the assets of Nettaxi or Nettaxi Online. Neither Netaxxi nor any of its subsidiaries has taken, agreed to take or will take any action that would reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     4.11 COMPLIANCE WITH LAWS AND REGULATIONS: Nettaxi, Nettaxi Online and RSAC have complied and are presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state local and foreign) applicable to them in all jurisdictions in which their operations are conducted or to which they are subject, including, without limitation, all applicable federal and state securities laws, civil rights and equal opportunity employment laws and regulations, and all federal, antitrust, antimonopoly and fair trade practice laws. There has been no assertion by any party that Nettaxi, Nettaxi Online or RSAC is in violation in any material respect of any such laws, rules, regulations, orders, restrictions or requirements with respect to its operations and no notice in that regard has been received by Nettaxi, Nettaxi Online or RSAC.

     4.12 ENVIRONMENTAL MATTERS: (i) Neither Nettaxi nor its subsidiaries are in violation of any Environmental Law applicable to either of them; (ii) none of the properties formerly owned, leased or operated by Nettaxi or its subsidiaries (including, without limitation, soils and surfaces and ground waters) are contaminated with any Hazardous Substance; (iii) neither Nettaxi nor its subsidiaries are liable for any off-site contamination by Hazardous Substances; (iv) neither Nettaxi nor its subsidiaries are liable for any violation under any Environmental Law (including, without limitation, pending or threatened liens); (v) Nettaxi and its subsidiaries have all material Environmental Permits; and (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

     4.13     NO CONFLICT: The making and performance of this Agreement will not
(i) conflict with the Articles of Incorporation, Certificate of Incorporation or the By-laws of Nettaxi, Nettaxi Online or RSAC, (ii) violate any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Nettaxi, Nettaxi Online or RSAC is a party or by which Nettaxi or Nettaxi Online or any of their material assets, business, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset of Nettaxi, Nettaxi Online or RSAC, or create any rights of termination, cancellation, or acceleration in any person under, any material agreement, arrangement, or commitment, or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction, or decree to which Nettaxi, Nettaxi Online or RSAC is a party or by which Nettaxi, Nettaxi Online or RSAC, or any of their material assets may be bound, except in the case of (ii) or (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a material adverse effect on Nettaxi, Nettaxi Online or RSAC.

     4.14 EMPLOYEES: Neither Nettaxi nor its subsidiaries have any employees that are represented by any labor union or collective bargaining unit.

     4.15 BUSINESS LOCATIONS: Neither Nettaxi nor its subsidiaries owns or leases any real or personal property in any state or country.

     4.16 INTELLECTUAL PROPERTY: Neither Nettaxi nor its subsidiaries is currently in receipt of any notice of any violation or infringements of, and neither Nettaxi nor its subsidiaries is knowingly violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     4.17 GOVERNMENTAL APPROVALS: Except as set forth in Section 1.2 as to the filing of the Agreement of Merger, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by Nettaxi or its subsidiaries with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with Nettaxi's and RSAC's execution, delivery and performance of this Agreement.

     4.18 TRANSACTIONS WITH AFFILIATES: Neither Nettaxi nor its subsidiaries is indebted for money borrowed, either directly or indirectly, from any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from Nettaxi or its subsidiaries; nor are there any transactions of a continuing nature between Nettaxi or its subsidiaries and any of its officers, directors, or Affiliates not subject to cancellation which will continue beyond the Effective Time, including, without limitation, use of the assets of Nettaxi or its subsidiaries for personal benefit with or without adequate compensation.

     4.19 EXISTING ARRANGEMENTS: Nettaxi and its subsidiaries have no Knowledge that, either as a result of the actions contemplated hereby or for any other reason (exclusive of expiration of a contract upon the passage of time), any entity having an arrangement with Nettaxi or its subsidiaries identified in
Schedule 4.8 will not continue to conduct business with Nettaxi or its
------------
subsidiaries after the Closing Date in substantially the same manner as it has conducted business with Nettaxi or its subsidiaries in the past.

     4.20 NO DISTRIBUTIONS: Neither Nettaxi nor its subsidiaries has made nor has any intention of making any distribution or payment to any of its shareholders in respect of Nettaxi stock.

     4.21 ACCOUNTS RECEIVABLE: All accounts receivable of Nettaxi and its subsidiaries reflected on the Nettaxi Balance Sheet are valid receivables subject to no material setoffs or counterclaims and are current and, to Nettaxi's Knowledge, collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts reflected in the financial statements provided to RAE Systems or in the Nettaxi

Disclosure Schedule. To the Knowledge of Nettaxi and its subsidiaries, all accounts receivable reflected in the financial or accounting records of Nettaxi and its subsidiaries are valid receivables and are collectible subject to no material setoffs or counterclaims.

     4.22     SEC DISCLOSURES:

          (a) Nettaxi has delivered or made available to RAE Systems (including through the SEC EDGAR system) accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Nettaxi with the SEC between August 13, 1999 and the date of this Agreement (the "Nettaxi SEC Documents"). Since August 13, 1999, all statements, reports, schedules, forms and other documents required to have been filed by Nettaxi with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Nettaxi SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") or the Securities and Exchange Act of 1934 (the "Exchange Act") (as the case may be); and (ii) none of the Nettaxi SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including any related notes) contained in the Nettaxi SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and (iii) fairly present the consolidated financial position of Nettaxi and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Nettaxi and its subsidiaries for the periods covered thereby.

     4.23 ABSENCE OF CERTAIN CHANGES OR EVENTS: Since September 30, 2001 (the "Nettaxi Balance Sheet Date"), other than in connection with the termination of Nettaxi's operations, there has not been:

          (a) any material adverse change in the financial condition, properties, assets, liabilities or business of Nettaxi or its subsidiaries;

          (b) any material damage, destruction or loss of any material properties of Nettaxi or its subsidiaries, whether or not covered by insurance;

          (c) any material adverse change in the manner in which the business of Nettaxi or its subsidiaries has been conducted;

          (d) any material adverse change in the treatment and protection of trade secrets or other confidential information of Nettaxi or its subsidiaries; and

          (e) any occurrence not included in paragraphs (a) through (d) of this Section 4.19 which has resulted, or which Nettaxi or its subsidiaries has reason to believe, might be expected to result in a material adverse change in the business or prospects of Nettaxi or its subsidiaries.

     4.24 LIABILITIES: Neither Nettaxi, Nettaxi Online nor RSAC have any material direct or indirect Liabilities, as that term is defined in Section 3.23 ("Nettaxi Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Nettaxi Liabilities fully and adequately reflected or reserved against on the Nettaxi Balance Sheet and (ii) Nettaxi Liabilities otherwise disclosed in this Agreement, including the exhibits hereto and the Nettaxi Disclosure Schedule.

     4.25 GOVERNMENTAL LICENSES, PERMITS AND AUTHORIZATIONS: Nettaxi, Nettaxi Online and RSAC have all governmental licenses, permits, authorizations and approvals necessary for the conduct of its business as currently conducted. All such licenses, permits, authorizations and approvals are in full force and effect, and no proceedings for the suspension or cancellation of any thereof is pending or threatened.

     4.26     EMPLOYEE BENEFIT PLANS:

          (a) The Nettaxi Disclosure Schedule identifies each salary, bonus, material deferred compensation, material incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or material agreement.

          (b) Neither Nettaxi, Nettaxi Online nor RSAC has maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any similar pension benefit plan under the laws of any foreign jurisdiction.

          (c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other similar payment or obligation to any current or former employee or director of Nettaxi, Nettaxi Online or RSAC, or result in any acceleration of the time of payment, provision or vesting of any such benefits. Without limiting the generality of the foregoing the consummation of the Merger will not result in the acceleration of vesting of any unvested Nettaxi Options.

     4.27     INSURANCE: Schedule 4.25 of the Nettaxi Disclosure Schedule sets
                         -------------
forth summaries of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of Nettaxi or its subsidiaries. Each of such insurance policies is in full force and effect.

     4.28 NO OMISSION OR UNTRUE STATEMENT: To the best of their Knowledge no representation or warranty made by Nettaxi, Nettaxi Online or RSAC to RAE Systems in this Agreement, in the Nettaxi Disclosure Schedule or in any certificate of a Nettaxi officer required to be delivered to RAE Systems pursuant to the terms of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof.

5.   CLOSING

     5.1 DATE AND TIME: Subject to this Agreement and the Merger receiving all requisite shareholder approvals and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") on the next business day (or such later date as the parties hereto may agree) following the later of
(a) the date of the meeting of shareholders of Nettaxi to consider and vote upon this Agreement and the Merger, or receipt by RAE Systems of consent approving the Merger, or (b) the business day on which the last of the conditions set forth in Sections 6 and 7 hereof is fulfilled or waived (such later date, the "Closing Date"), at the offices of Silicon Valley Law Group, 152 N. Third Street, Suite 900, San Jose, California 95112 or such other time and place as the parties may agree upon.

     5.2 RAE SYSTEMS' CLOSING DELIVERIES: At the Closing, in addition to documents referred to elsewhere, RAE Systems shall deliver, or cause to be delivered, to Nettaxi:

          (a) a certificate, dated as of the Closing Date, executed by the Chief Executive Officer of RAE Systems, to the effect that the representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing Date and that RAE Systems has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by RAE Systems on or prior to the Closing Date;

          (b) Certified Resolutions of the Board of Directors and a majority of the Shareholders of RAE Systems approving the transactions set forth herein;

          (c)     The RAE Systems Disclosure Schedule;

          (d) an opinion of RAE Systems' counsel, dated as of the Closing Date, substantially in form attached hereto as Exhibit E;
                                               ---------

          (e) such other documents as Nettaxi or its counsel may reasonably require.

     5.3 NETTAXI CLOSING: At the Closing, in addition to documents referred to elsewhere, Nettaxi shall deliver to RAE Systems:

          (a) a certificate of Nettaxi, dated as of the Closing Date, executed by the President or Chief Executive Officer of Nettaxi to the effect that the representations and warranties of Nettaxi and its subsidiaries contained in this Agreement are true and correct in all material respects and that Nettaxi has complied with or performed in all material respects all terms, covenants, and conditions to be complied with or performed by Nettaxi or prior to the Closing Date;

          (b)     The Nettaxi Disclosure Schedule; and

          (c) an opinion of Nettaxi's counsel, dated as of the Closing Date, substantially in form attached hereto as Exhibit F;
                                         ---------

6. CONDITIONS TO OBLIGATIONS OF RAE SYSTEMS. The obligation of RAE Systems to consummate the Closing is subject to the following conditions, any of which may be waived by it in its sole discretion:

     6.1 COMPLIANCE BY NETTAXI: On or before the Closing, Nettaxi shall have performed and complied in all material respects with the following:

          (a) All present directors of Nettaxi shall tender their resignations effective upon the Closing; and

          (b) Nettaxi shall have preformed and complied in all material respects with all other agreements and conditions required by this Agreement to be performed or complied with by Nettaxi prior to or on the Closing Date.

     6.2 ACCURACY OF NETTAXI'S REPRESENTATIONS: Nettaxi's representations and warranties contained in this Agreement (including the Nettaxi Disclosure Schedule and the Nettaxi SEC Documents) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for such changes permitted by this Agreement).

     6.3 MATERIAL ADVERSE CHANGE: No material adverse change shall have occurred subsequent to September 30, 2001 in the financial position, results of operations, assets, liabilities, or prospects of Nettaxi or its subsidiaries, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities, or prospects of Nettaxi or its subsidiaries; provided, however, that the following events or occurrences shall not be deemed to be events or occurrences having a material adverse effect for purposes of this
Section 6.3: (i) reductions or increases in the trading price of Nettaxi Common Stock between the date hereof and the Closing Date; (ii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement; or (iii) the cessation of operations as contemplated by Section 2.2(c).

     6.4 DOCUMENTS: All documents and instruments required hereunder to be delivered by Nettaxi to RAE Systems at the Closing shall be delivered in form and substance reasonably satisfactory to RAE Systems and its counsel.

     6.5 LITIGATION: No litigation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to RAE System's Knowledge be threatened.

     6.6 APPROVAL OF SHAREHOLDERS: RAE Systems shall have received the approval of a majority of its shareholders of this Agreement and the transactions contemplated.

     6.7 NETTAXI NET CASH: Nettaxi's Net Cash shall be at least seven million five hundred thousand dollars ($7,500,000); provided however, that if the Closing has takes place between March 15, 2002 and April 1, 2002 Nettaxi's Net Cash shall be at least seven million four hundred seventy five thousand dollars ($7,475,000).

     6.8 NETTAXI LOCK-UP AGREEMENTS: RAE Systems shall have received an executed Lock-Up Agreement, substantially in the form of Exhibit G hereto, from
                                                         ---------
each of the persons listed on Schedule 6.8 hereto.
                              ------------

     6.9 NETTAXI REINCORPORATION: Nettaxi shall have effectuated a reincorporation of its jurisdiction of incorporation to the State of Delaware as contemplated by Section 1.1.

     6.10 CONSENTS: All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity the failure to obtain or comply with which would be reasonably likely to have a material adverse effect on RAE Systems or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

7. CONDITIONS TO NETTAXI'S OBLIGATIONS. Nettaxi and RSAC's obligation to consummate the Closing is subject to the following conditions, any of which may be waived by either party in its sole discretion:

     7.1 COMPLIANCE BY RAE SYSTEMS: RAE Systems shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by RAE Systems prior to or on the Closing Date.

     7.2 ACCURACY OF REPRESENTATIONS OF RAE SYSTEMS: The representations and warranties of RAE Systems contained in this Agreement (including the exhibits hereto and the RAE Systems Disclosure Schedule) or any schedule, certificate, or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date (except for changes permitted by this Agreement).

     7.3 MATERIAL ADVERSE CHANGE: No material adverse change shall have occurred subsequent to September 30, 2001 in the financial position, results of operations, assets, liabilities, or prospects of RAE Systems, nor shall any event or circumstance have occurred which would result in a material adverse change in the financial position, results of operations, assets, liabilities, or prospects of RAE Systems (including but not limited to a material deviation in the audited financial statements of RAE Systems from the unaudited financial statements provided by RAE Systems to Nettaxi; provided, however, that the following shall not be deemed to be material deviations: (a) material deviations which do not materially affect RAE Systems' revenues, net income, costs of goods sold, inventory or accounts receivable; and (b) deviations in the tax provisions of such financials relating to transactions involving its foreign subsidiaries and the appropriate reserve with respect to any tax liabilities relating thereto; provided, however, that deviations materially affecting net income in part (a) of the foregoing shall not include those as a result of such tax provisions of such financials relating to transactions involving its foreign subsidiaries and the tax liabilities relating thereto). Notwithstanding anything to the contrary set forth herein, the following events or occurrences shall not be deemed to be events or occurrences having a material adverse effect for purposes of this Section 7.3: (i) events or occurrences affecting the environmental, health and safety industry that do not have a disproportionate impact on RAE Systems, taken as a whole; or (ii) events or occurrences related directly to the Merger or the other transactions contemplated by this Agreement.

     7.4 LITIGATION: No litigation, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or to Nettaxi's Knowledge be threatened.

     7.5 DOCUMENTS: All documents and instruments required hereunder to be delivered by RAE Systems to Nettaxi at the Closing shall be delivered in form and substance reasonably satisfactory to Nettaxi and its counsel.

     7.6 SHAREHOLDER APPROVAL: This Agreement shall have been duly adopted and approved, and the Merger shall have been duly approved, by the shareholders of RAE Systems. The holders of not more than 10% of the shares of RAE Systems' Common Stock shall have exercised dissenters' rights pursuant to CGCL.

     7.7 APPROVAL OF SHAREHOLDERS OF NETTAXI: Nettaxi shall have received the approval of a majority of its shareholders of this Agreement and the transactions contemplated hereby.

     7.8 FINANCIAL STATEMENTS: RAE Systems shall have provided Nettaxi with financial statements and other information satisfactory in all respects to allow

Nettaxi to comply with any and all applicable requirements under the Securities Act and the Exchange Act.

     7.9 INSURANCE. With respect to that certain pending litigation known as Lanell Owens, Individually and as the representative of the estate of Virgil Johnson, deceased, Wilma Johnson, Bobby Johnson, Steven Johnson, Roger Johnson and Virgil Johnson, Jr. v. RAE Systems, Inc. Total Safety, Inc. Global Intermodal Systems pending in the District Court of Harris County Texas (2001-54565), RAE Systems shall have received a letter from its insurance carrier either (i) accepting the obligation to insure RAE Systems against the claim; or (ii) reserving its rights with respect to the claim, subject to the reasonable satisfaction of Nettaxi; provided, however, that such letter reserving rights with respect to such claim shall automatically be deemed reasonably satisfactory to Nettaxi if substantially similar in coverage certainty to that certain letter dated July 25, 2001 from Hanson & Peters to Silicon Valley Law Group with respect to Thomas Lahey, et al. v. Nettaxi, Inc., et. al.

     7.10 CONSENTS: All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity the failure to obtain or comply with which would be reasonably likely to have a material adverse effect on Nettaxi or a material adverse effect on the consummation of the transactions contemplated hereby shall have been filed, occurred or been obtained.

8.   TERMINATION

     8.1     TERMINATION PRIOR TO CLOSING:

          (a) If the Closing has not occurred by April 1, 2002 (as may be extended as set forth below, the "Termination Date") any party may terminate this Agreement at any time thereafter by giving written notice of termination to the other, provided, however, that no party may terminate this Agreement if such party has willfully or materially breached any of the terms and conditions hereof. Notwithstanding the above, the parties may extend the deadline provided herein by mutual written consent. If the Closing has not occurred by April 1, 2002 and Nettaxi's Proxy Statement as referenced in Section 11 hereof is then under review from the SEC (as defined) or the Closing was unable to occur by April 1, 2002 due to a delay caused by such review, such Termination Date shall be automatically extended until the date thirty (30) business days following the date on which the SEC advises Nettaxi that it has no further comments with respect to such Proxy Statement.

          (b) Prior to the Termination Date, any party may terminate this Agreement following the insolvency or bankruptcy of the other party hereto, or if any one or more of the conditions to Closing set forth in Section 6 or 7 shall become incapable of fulfillment or there shall have occurred a breach of this Agreement which breach would reasonably be expected to have a material adverse effect on the other party hereto and either such condition or breach shall not have been waived by the party for whose benefit the condition, representation or warranty was established, then either RAE Systems (in the case of a condition in Section 6) or Nettaxi (in the case of a condition specified in
Section 7) may terminate this Agreement.

     8.2 BREAK-UP FEE: If the votes in favor of the Nettaxi Proposals (as defined in Section 11.3(a)) do not constitute the minimum number of votes required for approval and adoption of such proposals, and in such case, this Agreement is terminated pursuant to Section 8 hereof, Nettaxi shall pay to RAE Systems within five days of the date of termination an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000).

     8.3 CONSEQUENCES OF TERMINATION: Upon termination of this Agreement in accordance with this Section 8 or any other express right of termination provided elsewhere in this Agreement, the parties shall be relieved of any further obligation to the others except as specified in Section 8.2 or 13.4; provided, however, that no termination of this Agreement, in accordance with this Section 8 hereof or under any other express right of termination provided elsewhere in this Agreement shall operate to release any party from any liability to any other party incurred before the date of such termination or from any liability resulting from any willful misrepresentation made in connection with this Agreement or willful breach hereof.

9.   ADDITIONAL COVENANTS

     9.1 MUTUAL COOPERATION: The parties hereto will cooperate with each other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

     9.2 CHANGES IN REPRESENTATIONS AND WARRANTIES OF A PARTY: A party shall promptly give written notice to the other party upon becoming aware of (A) any fact which, if known on the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement and (B) any impending or threatened breach in any material respect of any of the representations and warranties contained in this Agreement and with respect to the latter shall use all reasonable efforts to remedy same.

     9.3 REGISTRATION STATEMENTS: Following the Effective Time, Nettaxi shall use commercially reasonable efforts to continue to maintain the effectiveness of its registration statements filed with the Securities and Exchange Commission and identified on Schedule 9.3(a), attached hereto, until such date as is the earlier of (i) the date on which the securities registered under the registration statements have been sold; or (ii) the date on which the securities registered under the registration statements may be sold to the public without registration or restriction (including, without limitation, restrictions as to volume). Notwithstanding the above, the registration statements may be converted to registration statements on Form S-3, Form S-2 (or any successor form), if permitted by law. In addition, Nettaxi shall within a reasonable time period after the Effective Time file a registration statement on Form S-1 or on such other form as is then available under the Securities Act covering the securities identified on Schedule 9.3(b), attached hereto so as to facilitate the resale thereof, to be kept effective until such date as is the earlier of (i) the date on which the securities registered under such registration statement have been sold; or (ii) the date on which the securities registered under such registration statement may be sold to the public without registration or restriction (including without limitation, restrictions as to volume). Notwithstanding the above, such registration statement may be converted to a registration statement on Form S-3, Form S-2 (or any successor form), if permitted by law.

     9.4 STOCK OPTION PLANS AND WARRANTS: Following the Effective Time, Nettaxi shall continue to maintain its 1998 and 1999 Stock Option Plans for a period of at least four (4) years. After the Effective Time, Nettaxi will continue to honor the terms of the options and warrants of Nettaxi referenced on
Schedule 3.2 of the Nettaxi Disclosure Schedule in accordance with the respective terms of such options and warrants.

10.  BROKERS

     10.1 BROKERS: Other than Baytree and Harter Financial, Inc. there is no investment banker, broker, finder or other intermediary entitled to a fee or other compensation for bringing the parties together to effect the Merger. At the Effective Time, Baytree's fee shall be equal to 960,000 shares of the Common Stock of Nettaxi plus three-year warrants to purchase 1,750,000 shares of the Nettaxi's Common Stock (pursuant to a form of warrant agreement agreed to between Nettaxi and Baytree) after giving effect to the stock split contemplated in Section 1.1 having an exercise price of $1.19 per share. The surviving corporation shall have the option to redeem the warrants if the surviving corporation's Common Stock trades at a price equal to or greater than $6.00 per share for 20 consecutive trading days. The redemption price shall be $0.05 per share. At the Effective Time, Harter's fee shall be as described on Schedule
3.6 of RAE Systems Disclosure Schedule.

11.  SECURITIES; SHAREHOLDER APPROVAL

     11.1 RAE SYSTEMS: RAE Systems, acting through its board of directors, in accordance with applicable law, its Articles of Incorporation, as amended, and Bylaws, as amended, will:

          (a) duly call, give notice of, convene and hold a special meeting of its shareholders, to be held as soon as practicable after the date of this Agreement, for the purpose of submitting this Agreement, the Merger and the other transactions contemplated hereby, as a single proposal (the "RAE Proposal") for adoption and approval by the required vote of the holders of RAE Common Stock;

          (b) cooperate with Nettaxi in preparing and filing with the Securities and Exchange Commission (the "SEC") as promptly as practicable after the date of this Agreement the Proxy Statement with respect to such shareholders meeting satisfying the requirements of the Securities Act and the Exchange Act, respond promptly to any comments raised by the SEC with respect to the preliminary version of the Proxy Statement, use all its reasonable efforts to cause the definitive version of the Proxy Statement to be mailed to its shareholders as soon as it is legally permitted to do so;

          (c) provide Nettaxi with the information concerning RAE Systems required to be included in the Proxy Statement;

          (d) and include in the Proxy Statement the recommendation of the board of directors of RAE Systems that the shareholders of RAE Systems vote in favor of adoption and approval of the RAE Proposal.

     11.2 INFORMATION OF RAE SYSTEMS IN PROXY STATEMENT: The information supplied by RAE Systems for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Nettaxi, (ii) the time of each of the shareholders' meetings and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to RAE Systems or any subsidiary of RAE Systems, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by RAE Systems, RAE Systems shall promptly inform Nettaxi.

     11.3 NETTAXI: Nettaxi, acting through its board of directors, in accordance with applicable law, its Articles of Incorporation and Bylaws, will:

          (a) duly call, give notice of, convene and hold an annual meeting of its shareholders, to be held as soon as practicable after the date of this Agreement, for the purpose of submitting, each as a single proposal, the proposals adopted by the board of directors of Nettaxi to (i) effectuate the Merger and issue the Nettaxi Merger Stock pursuant to the Merger (the "Share Issuance"), (ii) change the jurisdiction of Nettaxi's incorporation to the State of Delaware and (iii) amend the name of Nettaxi to "RAE Systems Inc." (collectively, the "Nettaxi Proposals") for adoption and approval by the required vote of the holders of Nettaxi Common Stock;

          (b) file with the SEC as promptly as practicable after the date of this Agreement the Proxy Statement complying in all material respects with the Securities Act and the Exchange Act, respond promptly to any comments raised by the SEC with respect to the preliminary version of the Proxy Statement, use all its reasonable efforts to cause the definitive version of the Proxy Statement to be mailed to its shareholders as soon as it is legally permitted to do so;

          (c) provide RAE Systems with the information concerning Nettaxi and RSAC required to be included in the Proxy Statement; and

          (d) include in the Proxy Statement the recommendation of the board of directors of Nettaxi that the shareholders of Nettaxi vote in favor of adoption and approval of the Nettaxi Proposals.

     11.4 INFORMATION OF NETTAXI IN PROXY STATEMENT: The information on Nettaxi in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of RAE Systems, (ii) the time of each of the shareholders' meetings and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Nettaxi or any subsidiary of Nettaxi, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by Nettaxi, Nettaxi shall promptly inform RAE Systems.

     11.5 COOPERATION: Each party will promptly advise the other of its receipt of, and will promptly furnish the other party with copies of, all comments received from the SEC with respect to the Proxy Statement and will consult with the other party in responding to such comments.

     11.6 RESTRICTION ON TRANSFER: RAE Systems acknowledges that the shares of Nettaxi Common Stock are restricted securities and may only be sold pursuant to an effective registration statement under the Securities Act or an exemption therefrom. The Restricted Securities and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall not be transferable except upon the conditions specified herein.

     11.7 RESTRICTIVE LEGENDS: Each certificate for the Nettaxi Common Stock issued in the Merger and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall contain a legend to the effect that:

               "The Restricted Securities covered by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of that Act or an opinion of counsel to Nettaxi is obtained stating that such disposition is in compliance with an available exemption from such registration."

12.     INDEMNIFICATION

     12.1     DIRECTORS' AND OFFICERS' INDEMNIFICATION INSURANCE.

          (a) The Articles of Incorporation of Nettaxi shall contain the respective provisions that are set forth, as of the date of this Agreement, in
Article VII "Indemnification", which provisions shall not be amended, repealed or otherwise modified for a period of three (3) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of Nettaxi. The Indemnity Agreements between Nettaxi and its officers and directors shall remain in full force and effect after the Effective Time.

          (b) After the Effective Time, Nettaxi and RAE Systems shall, to the extent set forth under their respective Articles of Incorporation and Bylaws, or any Indemnity Agreements, indemnify and hold harmless, each current and former director or officer of Nettaxi and its subsidiaries and each person who served at the request of Nettaxi or any subsidiary of the Nettaxi as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and settlement amounts paid in connection with any claim, action, suit proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative, criminal or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including transactions contemplated by this Agreement). Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation, (i) Nettaxi and RAE Systems, as the case may be, shall pay the reasonable fees and expenses of one (1) counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to Nettaxi and RAE Systems, as the case may be, promptly after statements therefore are received (unless RAE Systems shall elect to defend such action) and (ii) Nettaxi and RAE Systems shall reasonably cooperate in the defense of any such matter, provided, however, that none of Nettaxi or RAE Systems shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). In the event that any claim or claims for indemnification are asserted or made, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

          (c) For a period of three (3) years after the Effective Time, Nettaxi shall cause to be maintained in effect the current directors and officers liability insurance policies maintained by Nettaxi (provided that coverage limits in the aggregate for the entire three (3) year period are not less than the current annual limits, and provided further that Nettaxi may substitute policies reasonably satisfactory to the Indemnified Parties of at least the same coverage with other terms and conditions that are no less advantageous to the Indemnified Parties) with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that in no event shall Nettaxi be required to expand, pursuant to this Section 12.1(c), more than an amount per year equal to 110% of current annual premiums paid by Nettaxi for such insurance; provided further, however, that if the premiums for such coverage exceed such amount, Nettaxi shall purchase a policy with the greatest coverage available for such 110% of the current annual premiums spent by Nettaxi for its fiscal year ending December 31, 2001. Prior to the Effective Time, Nettaxi shall submit a quote from its insurance broker for the coverage required by this Section 12.1(c). The quote will describe the cost of coverage before and after the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, Nettaxi shall purchase the insurance policy. Nettaxi's Net Cash (as it applies to NV defined in Section 1.4(a)) shall be increased by the cost of the coverage under such insurance


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
policy attributable to after the Effective Time, which offset shall not exceed 110% of the current annual premiums paid by Nettaxi for such insurance for its fiscal year ending December 31, 2001.

          (d) In the event Nettaxi or RAE Systems or any of their respective successors or assigns (i) consolidates with or merges into another person and shall not be continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successor and assigns of Nettaxi, or RAE Systems, as the case may be, honor the indemnification obligations set forth in this Section 12.1.

13.  MISCELLANEOUS

     13.1 EXPENSES: RAE Systems, Nettaxi and RSAC shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including legal and accounting and audit fees.

     13.2 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS: All statements contained in this Agreement or in any certificate delivered by or on behalf of RAE Systems or Nettaxi pursuant hereto, or in connection with the actions contemplated hereby shall be deemed representations, warranties and covenants by Nettaxi or RAE Systems, as the case may be, hereunder. All representations, warranties, and covenants made by RAE Systems or Nettaxi in this Agreement, or pursuant hereto, shall terminate at the Closing.

     13.3 PUBLICITY: Nettaxi and RAE Systems shall not issue any press release or make any other public statement, in each case, relating to, in connection with or arising out of this Agreement or the transactions contemplated hereby, without obtaining the prior approval of the other, which shall not be unreasonably withheld or delayed, except that prior approval shall not be required if, in the reasonable judgment of Nettaxi, prior approval by RAE Systems would prevent the timely dissemination of such release or statement in violation of applicable Federal securities laws, rules or regulations or policies of the NASD OTC Bulletin Board.

     13.4 NON DISCLOSURE: RAE Systems and Nettaxi shall be governed by the confidentiality and nondisclosure provisions set forth in that certain Mutual Nondisclosure Agreement dated November 29, 2001 by and between RAE Systems and Nettaxi.

     13.5 SUCCESSION AND ASSIGNMENTS AND THIRD PARTY BENEFICIARIES: This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.


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
     13.6 NOTICES: All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section)

          (a)   TO NETTAXI/RSAC:    Nettaxi.com
                                    1875  South Bascom Ave., No. 116
                                    Campbell,  California  95008
                                    Phone  No:  (408)  879-9880
                                    Fax  No:    (408)  879-9907
                                    Attn:  Robert A. Rositano, Jr., CEO

                with  copy  to:     Silicon  Valley  Law  Group
                                    Attn:  James  C.  Chapman
                                    152 N. Third Street, Suite 900
                                    San  Jose,  California  95112
                                    Phone  No:  (408)  286-6100
                                    Fax  No:    (408)  286-1400

          (b)   TO RAE SYSTEMS:     RAE  Systems  Inc.
                                    1339  Moffett  Park  Drive
                                    Sunnyvale,  California  94089
                                    Phone  No:  (408)  585-3500
                                    Fax  No:    (408)  585-3505
                                    Attn:  Robert I. Chen, Chairman and CEO

                with  copy  to:     Gray Cary Ware & Freidenrich LLP
                                    Attn:  Peter  M.  Astiz
                                    400  Hamilton  Avenue
                                    Palo Alto, California 94301-1833
                                    (650)  833-2000
                                    (650)  833-2001

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth (5th) business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by a such courier service.

     13.7 CONSTRUCTION: This Agreement shall be construed and enforced in accordance with the internal laws of the State of California without giving effect to the principles of conflicts of law thereof.

     13.8 COUNTERPARTS: This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.


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
     13.9 NO IMPLIED WAIVER; REMEDIES: No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

     13.10 ENTIRE AGREEMENT: This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

     13.11 HEADINGS: The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

     13.12 SEVERABILITY: To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     13.13 ATTORNEYS FEES: In the event any legal action is brought to interpret or enforce this Agreement, the party prevailing in such action shall be entitled to recover its attorneys' fees and costs in addition to any other relief that it is entitled.


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
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

RSAC:                               RAES  ACQUISITION  CORPORATION


                                    By: /s/  Robert A. Rositano
                                        ----------------------------------------
                                        Robert A. Rositano, Jr., Chief Executive
                                        Officer

NETTAXI:                            NETTAXI.COM

                                    By: /s/  Robert A. Rositano
                                        ----------------------------------------
                                        Robert  A.  Rositano,  Jr.
                                        Chief  Executive  Officer

RAE  SYSTEMS:                       RAE  SYSTEMS  INC.


                                    By: /s/  Robert I. Chen
                                        ----------------------------------------
                                        Robert  I.  Chen
                                        Chairman and Chief Executive Officer



TABLE  OF  EXHIBITS

EXHIBIT  A:     FORM  OF  DELAWARE  CERTIFICATE  OF  INCORPORATION
EXHIBIT  B:     FORM  OF  DELAWARE  BYLAWS
EXHIBIT  C:     AGREEMENT  OF  MERGER
EXHIBIT  D:     VOTING  AGREEMENT
EXHIBIT  E:     FORM  OF  LEGAL  OPINION  OF  COUNSEL  TO  NETTAXI  AND  RSAC
EXHIBIT  F:     FORM  OF  LEGAL  OPINION  OF  COUNSEL  TO  RAE  SYSTEMS
EXHIBIT  G:     FORM  OF  LOCK-UP  AGREEMENT




                      [SIGNATURE PAGE TO MERGER AGREEMENT]


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